EX-99

News Announcement	For Immediate Release

For further information contact:
Douglas Bruggeman	Joseph N. Jaffoni/David Collins
Chief Financial Officer	Jaffoni & Collins Incorporated
937/276-3931	212/835-8500 or rsc@jcir.com

REX STORES’ BOARD OF DIRECTORS AUTHORIZES
THE REPURCHASE OF AN ADDITIONAL 500,000 SHARES

- Has Repurchased 474,136 Common Shares Pursuant to August 2008
Share Repurchase Authorization and a Total of 1.2 Million Shares in Fiscal 2008 -

Dayton, Ohio (October 21, 2008) – REX Stores Corporation (NYSE:RSC) announced today that its Board of Directors has authorized the repurchase of up to an additional 500,000 shares of its common stock. Purchases will be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use.

The Company also reported that it has repurchased 474,136 shares of its common stock pursuant to the Board’s August 4, 2008 authorization to repurchase 500,000 shares. Reflecting the new repurchase authorization and the balance of the August 2008 share repurchase authorization, the Company is presently authorized to repurchase up to 525,864 shares of its common stock. In fiscal 2008 to-date the Company has repurchased a total of approximately 1.2 million shares of its common stock and reflecting all purchases to-date, REX presently has approximately 9,783,000 shares of common stock outstanding.

REX has interests in four ethanol entities and is a specialty retailer of consumer electronic products and appliances. As of July 31, 2008, the Company operated 110 retail stores in 33 states under the trade name “REX.”

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the highly competitive nature of the consumer electronics retailing industry, changes in the national or regional economies, weather, the effects of terrorism or acts of war on consumer spending patterns, the availability of certain products, technological changes, changes in real estate market conditions, the fluctuating amount of quarterly payments received by the Company with respect to sales of its partnership interest in its synthetic fuel investments, and the uncertain amount of synthetic fuel production and resulting income received from time to time from the Company’s synthetic fuel investments. As it relates to ethanol investments, risks and uncertainties include among other things: the uncertainty of constructing plants on time and on budget, the price volatility of corn, sorghum, dried distiller grains, ethanol, gasoline and natural gas, and the plants operating efficiently and according to forecasts and projections.

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